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                                                                   Exhibit 5.1


                               WILLIAMS & CONNOLLY
                            725 Twelfth Street, N.W.
                             Washington, D.C. 20005
                                  202-434-5000






                                 August 24, 1998




e-Net, Inc.
12800 Middlebrook Road, Suite 200
Germantown, Maryland 20787

     Re: Shares of Common Stock, par value $0.01, of e-Net, Inc. (the "Company") to be offered and sold pursuant to the Company's Registration Statement on Form SB-2, as filed on June 29, 1998, as amended by Amendment No. 1 thereto, as filed on August , 1998 (such shares of Common Stock, the "Common Stock" and such amended Registration Statement, as it may be further amended from time to time, the "Registration Statement")

Ladies & Gentlemen:

     We have acted as special counsel to the Company in connection with the registration of 1,125,000 shares of Common Stock pursuant to the Registration Statement of which: (A) 825,000 shares of Common Stock were issued or reserved for issuance pursuant to a private placement in April 1998 (the "Private Placement") comprised of (i) 750,000 shares of Common Stock issued in the Private Placement (the "Issued Private Placement Stock"), and (ii) 75,000 shares of Common Stock underlying a five-year warrant issued to Pennsylvania Merchant Group Ltd., the placement agent for the Private Placement (the "Placement Agent"), with an exercise price of $9.00 per share (such warrant, the "Placement Agent's Warrant" and such underlying shares, the "Placement Agent's Stock"); and
(B) 300,000 shares of Common Stock (the "Underwriter's Stock" and, together with the Private Placement Stock, the "Offered Stock") underlying: (i) five-year warrants issued at the direction of Barron Chase Securities, Inc., the underwriter (the "Underwriter") of the Company's initial public offering of securities in April 1997 to purchase 150,000 shares of Common Stock, with an exercise price of $8.25 per share (the "Common Stock Representative Warrants"); and (ii) five-year warrants to purchase


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e-Net, Inc.
August 24, 1998
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150,000 shares of Common Stock, with an exercise price of $8.25 per share, which warrants (the "Underlying Warrants") underlie five-year warrants issued at the direction of the Underwriter to purchase the Underlying Warrants, with an exercise price of $0.20625 per Underlying Warrant (the "Warrant Representative Warrants" and collectively with the Common Stock Representative Warrants and the Underlying Warrants, the "Underwriter's Warrants" and collectively with the Underwriter's Warrants and the Placement Agent's Warrant, the "Warrants").

     We are members of the Bar of the District of Columbia. We do not hold ourselves out as experts on, nor do we express any opinion as to or with respect to the applicability of, the laws of any jurisdiction other than the laws of the District of Columbia, the federal laws of the United States, and the General Corporation Law of the State of Delaware (the "Opining Jurisdictions").

     We express no opinion with respect to any of the following legal issues:
(a) state or federal securities laws or regulations; (b) fraudulent transfer and fraudulent conveyance laws; or (c) federal and state tax laws and regulations.

     In connection with this Opinion, we have examined: (i) the Registration Statement; (ii) the prospectus related thereto (the "Prospectus"); (iii) the Common Stock Purchase Agreement dated as of April 15, 1998 (the "Common Stock Purchase Agreement") by and among the Company, the Placement Agent and each of the purchasers named on the signature pages thereto pursuant to which the Issued Private Placement Stock was issued; (iv) the Placement Agent's Warrant issued by the Company to the Placement Agent dated as of April 15, 1998; and (v) the Representative Warrant Agreement dated as of April 7, 1997 ("the "Representative Warrant Agreement") by and between the Company and the Underwriter pursuant to which the Underwriter's Warrants were issued. The Common Stock Purchase Agreement, the Placement Agent's Warrant and the Representative Warrant Agreement are collectively referred to herein as the "Agreements." In addition to the foregoing, we have reviewed such documents and given consideration to such matters of law and fact as we have deemed appropriate, in our professional judgment, to render this Opinion. We have also relied, without further independent investigation, as to certain matters of fact, on information obtained from public officials, from officers of the Company and from other sources believed by us to be responsible.

     The assumptions, opinions and conclusions stated below are subject to: (a) bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws affecting the rights and remedies of creditors generally; and (b) general principles of equity and the exercise of judicial discretion.

     We have assumed, without further investigation, the following: (a) all natural persons who are involved have sufficient legal capacity to enter into all relevant


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e-Net, Inc.
August 24, 1998
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Agreements, in such capacity as is provided thereby, and to perform the transactions contemplated by such Agreements (collectively, the "Transactions") or to carry out their roles in the Transactions; (b) each party to the Transactions has satisfied those legal requirements that are applicable to it to the extent necessary to make the Agreements to which it is a party enforceable against it; (c) each party to the Transactions has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce the Agreements against the other parties to the Transactions; (d) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine; (e) each certificate issued by a government official concerning a person or entity's property or status is accurate, complete and authentic and all official public records (including their proper indexing and filing) are accurate and complete; (f) the conduct of the parties to the Transactions has complied with any requirement of good faith, fair dealing and unconscionability;
(g) the parties have acted in good faith and without notice of any defense against the enforcement of any rights created by the Transactions; (h) there are no agreements or understandings among the parties, written or oral, and there is no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement or qualify the terms of the Agreements; (i) all statutes, judicial and administrative decisions, and rules and regulations of governmental agencies constituting the law of the Opining Jurisdictions are generally available (i.e., in terms of access and distribution following publication or other release) to lawyers practicing in the Opining Jurisdictions, and are in a format which makes legal research reasonably feasible; (j) the constitutionality or validity of a relevant statute, rule, regulation or agency action is not in issue unless a reported decision in the Opining Jurisdiction has specifically addressed but not resolved, or has established, its unconstitutionality or validity; (k) the parties will obtain all permits and governmental approvals required in the future, and take all actions similarly required, relevant to subsequent consummation of the Transactions or performance of the Agreements; (l) all parties to the Transactions will act in accordance with, and will refrain from taking any action that is forbidden by, the terms and conditions of the Agreements; and (m) the Transactions and the execution, delivery and performance of the Agreements will not (i) breach, or result in a default under, any existing obligation of a party to the Transactions to a contract to which such party is a party or by which its property is bound, or (ii) breach or otherwise violate any existing obligation of any court and administrative order, writ, judgment or decree that names any such party and is specifically directed to it or its property. Each assumption specifically described in this Opinion is made with the express consent and approval of the Company. However, we have not relied on information (including certificates or other documentation) or assumptions, otherwise appropriate in the circumstances, if we have knowledge that the information or


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e-Net, Inc.
August 24, 1998
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assumptions are false or if we have knowledge of facts that under the circumstances would make the reliance unreasonable.

     This Opinion speaks only as of its date. We have no obligation to advise the Company (or any third party) of changes in law or fact that occur after the date of this Opinion, even though the change may affect the legal analysis, a legal conclusion or an informational confirmation in this Opinion.

     Based upon the foregoing and subject to the qualifications contained below, we are of the opinion that the Issued Private Placement Stock was validly authorized and, assuming that (a) the pertinent provisions of the Securities Act of 1933 and such "blue sky" and other securities laws as may be applicable were complied with and (b) such Issued Private Placement Stock was duly delivered against payment therefor as contemplated by the Common Stock Purchase Agreement, such Issued Private Placement Stock is validly issued, fully paid, and nonassessable.

     Based upon the foregoing and subject to the qualifications contained in the next paragraph, we are of the opinion that the Placement Agent's Stock and the Underwriter's Stock are validly authorized and, when (a) the pertinent provisions of the Securities Act of 1933 and such "blue sky" and other securities laws as may be applicable have been complied with and (b) such Placement Agent's Stock and Underwriter's Stock have been duly delivered against payment therefor upon exercise of the Placement Agent's Warrant, the Common Stock Representative Warrants and the Underlying Warrants, as the case may be, all as contemplated by the Placement Agent's Warrant and the Representative Warrant Agreement, such Placement Agent's Stock and Underwriter's Stock will be validly issued, fully paid, and nonassessable.

     We note that the Company intended to increase the number of its authorized shares of Common Stock from 10,000 to 50,000,000 (the "Increase") by means of a Certificate of Amendment to its Certificate of Incorporation, which amendment was filed with the Delaware Secretary of State on January 25, 1996 (the "Prior Amendment"). The Increase, however, was not formally ratified by the shareholders of the Company until a special meeting held on March 15, 1996. On April 14, 1998, the Company filed a Certificate of Correction (the "Correction") correcting the effective date of the Increase from January 25, 1996 to March 15, 1996. While the matter is not entirely free from doubt, in our opinion it is very unlikely that the Correction was not effective to cause the Increase. Also in our opinion, the Correction should be effective to correct the effective date of the Increase to March 15, 1996.


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e-Net, Inc.
August 24, 1998
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     This Opinion deals only with the specific legal issues it explicitly addresses. Accordingly, the express opinions set forth above concerning a particular legal issue do not address any other matters.

     We consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations thereunder.


                                           Very truly yours,



                                           /s/ Williams & Connolly
                                           -----------------------
                                           WILLIAMS & CONNOLLY